UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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10x Genomics, Inc.
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[Form of email communication sent to certain investors in advance of the 2024 Annual Meeting of Stockholders]

From: Eric S. Whitaker, Chief Legal Officer

Subject: 10x Genomics

I’m contacting you again this year to support the company’s proposals. One is a little unusual so I wanted to raise it to your attention.

As you know, we are seeking a change to our bylaws as part of our annual meeting process. Currently, amendments to certain portions of 10x’s bylaws require approval by two-thirds of shareholders in addition to Board approval. Proposal 3 would amend the bylaws to allow the Board to change 10x’s bylaws without the need for a shareholder vote.

This provision appears to be an artifact of our time as a private company and came to our attention when we recently considered an amendment to the bylaws to conform to the new shareholder-friendly SEC rules opening Company-sponsored proxy cards to all duly-nominated director candidates from all parties including shareholder nominated candidates (so called “universal proxy” rules). We were not able to make this change because of the supermajority shareholder requirement to amend the bylaws. Absent approval of the currently proposed bylaws amendment, such a routine, administrative matter as updating the bylaws to facilitate “universal proxy” cards would require a shareholder vote (and accompanying solicitation campaign).

As you likely know, Glass Lewis supports the proposed amendment which would bring us in line with 98.1% of all Russell 3000 companies. As Glass Lewis said in its recommendation in support of our proposal:

In this case, we acknowledge that the governing documents of the vast majority of public companies permit their boards of directors to adopt, amend and repeal the bylaws of such companies. While we believe the board should seek shareholder ratification of bylaw amendments that significantly impact shareholder rights (and may recommend against directors if the board does not), we do not believe this caveat is sufficient grounds to deprive the board of what is generally recognized as a basic authority of a board. We note, as per Delaware law, shareholders will continue to have the right to adopt, amend or repeal the Company's bylaws through the affirmative vote of two-thirds of shares outstanding. All this being the case, we believe shareholders can reasonably support this proposal. [emphasis added]

We have researched this issue and have identified only nine historical instances in which a public company has had a supermajority shareholder voting requirement to approve a Board-approved change to bylaws. We are an extreme outlier on this issue.

We are asking for your support for the following reasons:

1.It would allow 10x to flexibly and efficiently comply with changes to Delaware and other applicable law and rules.

•Changes to Delaware law or SEC and Nasdaq rules and regulations periodically necessitate updates to 10x’s bylaws to remain in compliance.
•Recent examples of common changes to public company bylaws include changes related to “universal proxy” cards (discussed above), the timing and form of stockholder meeting notices, the ability to use “a captive insurer” for D&O indemnification, requirements related to making stockholder lists available in connection with annual meetings, the ability to hold virtual meetings (a COVID-19 era change), forum selection clauses and proxy access.
•Such changes to the bylaws are all quite administrative in nature and not worthy of a shareholder vote - which is, again, why 98% of public companies delegate these matters to the Board.

2.It reduces administrative burdens on the company, saves costs, and allows management and the Board to focus on strategic matters.

•Seeking shareholder approval – even when a proposal has broad shareholder support – incurs meaningful financial and time commitments by 10x’s Board, and management.
•Reducing the need for frequent shareholder votes on bylaw amendments lowers the administrative burden and costs associated with holding special meetings or including proposals in annual meetings.

We have heard certain shareholder concerns and want to address them directly.

First, we have heard a concern that it will reduce shareholder influence on the company. That concern should be mitigated by the following:

•Shareholders exercise their influence through the election of directors. If a Board implements amendments that negatively impact shareholder rights, the accepted approach - followed by more than 98% of public companies - is to vote against the directors.
•Even if the resolution passes, shareholders will still retain their ability to amend the bylaws as noted by Glass Lewis and as enshrined in Delaware law.
•For the vast majority of public companies, the Board’s ability to amend bylaws without a shareholder vote is, according to Glass Lewis, “generally recognized as a basic authority of a board.”

Second, we heard concerns that even though shareholders would retain the right to put an amendment to the bylaws to a vote, the supermajority required in that instance is effectively negated by the remaining high-vote 10x shares. This concern was raised by ISS. However, it is mitigated by the following:

•The power to elect directors who shareholders determine are best equipped to represent their interests - a right which rests solely with our shareholders - is commonly thought to be the best check against that. Of course, it only takes a majority vote to elect a director.
•Delaware law also imposes limits on board actions through its rules around fiduciary duties including the duty of care and loyalty.

Finally, we have been asked whether we have any plans to amend the bylaws beyond the current proposal.

•We view the proposed change as a housekeeping measure to facilitate routine, administrative bylaws amendments to respond to routine legal and regulatory changes.
•If this proposal is approved, the only plan we currently have to amend our bylaws would be to add new shareholder protections stemming from the “universal proxy” card rules recently approved by the SEC and discussed above.

We appreciate your consideration of this request and would be more than willing to answer any questions you have.

Best,

Eric S. Whitaker
Chief Legal Officer